DESCRIPTION OF MATIRIAL

LOAN FROM MR.BRAKIN TO

KANGE CORP.

Mr. Dmitri Brakin, the director of Kange Corp. has entered into an unwritten agreement with the Company, Kange Corp. in which he has loaned to the Company $678 on August 16, 2013 and $500 on November 30, 2013 for a total loan of $1,178. The advance is unsecured, payable on demand, and not interest bearing.